June 4, 1996


Mr. James A. Edlund
4502 Pond Apple Drive
Naples, FL  33999

RE:  BIEX, INC. EMPLOYMENT TERMS

Dear Jim:

     Biex, Inc. is pleased to offer you the position of President and Chief Executive Officer, on the terms set forth below (the "Agreement").

     You will be responsible for all of the duties customarily associated with the position of Chief Executive Officer and will be a member of the Board of Directors. You will start on June 24, 1996.

     Your initial annual base salary will be $205,000 less payroll deductions and required withholdings, paid semi-monthly.

     The Company will grant you stock options to acquire 442,177 shares of the Company's common stock at its fair market value, as determined by the Board, on the first day of your employment, which should be approximately $.20 per share. The option to acquire 442,177 shares will become exercisable ("vest") as to one quarter of the shares twelve months after your hire date and as to one forty-eighth of the shares each month thereafter, such vesting to occur on the date of the month corresponding to your hire date.

     In addition, the Company will grant you additional stock options to acquire an additional number of shares of the Company's common stock equal to (a) 5% of the number of shares that are purchased with the first $3,500,000 of future equity investment in the next venture capital round or rounds prior the Company's initial public offering, and (b) 5% of the increase in the number of shares in the Company's stock option pool from the date of this letter until the earlier of (i) the date the first $3,500,000 has been invested in the Company in the next venture capital round or rounds or (ii) the date of the Company's initial public offering (but excluding from such calculation the number of shares in the stock option pool reserved for grant in the period after the initial public offering). Each such option for additional shares will be at an exercise price equal to the fair market value of the Company's common stock, as determined by the Board, on the date of grant of such stock option. Each such additional option will vest as to one quarter of the shares twelve months after your hire date and as to one forty-eighth of the shares each month thereafter, such vesting to occur on the date corresponding to your hire date.

     The vesting schedule set forth above will be accelerated, and all options will

Mr. James A. Edlund
June 4, 1996
Page 2

become immediately vested, upon a change of control of the Company during your service as Chief Executive Officer. The term "change of control" is defined on Attachment 1 to this Agreement.

     To the extent possible, all options will be designed to receive the preferential tax treatment awarded to incentive stock options under the Internal Revenue Code. The other terms of both option grants will be subject to the terms and conditions set forth in the applicable Stock Option Plan and the Company's Stock Option Agreement, which will be delivered to you separately, and governing tax law.

     For your move to the Bay Area you will also receive reimbursement for:

     The actual reasonable cost of moving normal household goods and personal possessions from the former place of residence to the new location (with estimates cleared with the Company in advance of the move);

     Payment of the actual cost of up to four house hunting trips for you and your spouse;

     Reasonable interim living expenses for up to one month (with accomodations cleared with the Company in advance);

     Shipment of two cars to the new location (not to exceed $2000.00).

     In addition, you will receive vacation leave, medical and dental insurance coverage, and other standard benefits consistent with the Company's policy for exempt employees.

     As a Biex employee, you will be expected to abide by Company rules and regulations, and sign and comply with a Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Biex proprietary information.

     Either you or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice.

     To ensure rapid and economical resolution of disputes or claims which may arise from or relate to your employment relationship with Biex, any such disputes or claims (including, but not limited to, all state and federal statutory and discrimination claims) will be resolved by final and binding arbitration (rather than by a court, jury, or administrative agency) conducted in San Francisco, California by the Judicial Arbitration and Mediation Services/Endispute, Inc. under the then current rules of that organization.

Mr. James A. Edlund
June 4, 1996
Page 3

     This letter constitutes the entire statement of the terms of your employment and it replaces prior agreements or representations concerning your employment relationship. It can only be modified in a writing signed by you and a duly authorized officer of Biex, which is approved by the Board.

     Please sign and date this letter, and return it to me by June 7, 1996, if you wish to accept employment at Biex, Inc. under the terms described above.

     We look forward to your favorable reply and to a productive and enjoyable working relationship.

                                        Sincerely,

                                        Biex, Inc.

                                        By: /s/ Barbara Santry
                                           -------------------------------------
                                                         Director
Accepted by:
/s/ James A. Edlund
----------------------------------
James A. Edlund

Dated: 6/5/96
      -------------------------------

Mr. James A. Edlund
June 4, 1996
Page 4

                                     ATTACHMENT 1


A change of control means a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation; the sale, transfer or other disposition or all or substantially all of the assets of the Company; and any other corporate reorganization or business combination in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred from the present holders to different holders in a single transaction or a series of related transactions (not including an issuance by the Company of stock to raise investment funds).

                                      BIEX, INC.

                               PROPRIETARY INFORMATION
                               AND INVENTIONS AGREEMENT



     In consideration of my employment or continued employment by BIEX, INC. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

     1. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, mask work rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

     The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, "Proprietary Information" includes tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.

     2. THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.


                                          1.

     3.   ASSIGNMENT OF INVENTIONS.

          3.1 ASSIGNMENT. I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as "Company Inventions." I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter "Section 2870"), which provides as follows:

               (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                    (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

                    (2) Result from any work performed by the employee for the employer.

               (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

          3.2 GOVERNMENT. I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

          3.3 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

     4. ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing,


                                          2.

sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

     In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

     5. OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under
Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

     I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

     6. PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality


                                          3.

agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all such Inventions have not been listed for that reason.

     7. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity other than for the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company).

     8. NO IMPROPER USE OF MATERIALS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

     9. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

     10. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement for technical and management personnel.

     11. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.


                                          4.

     12. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

     13.  GENERAL PROVISIONS.

          13.1 GOVERNING LAW. This Agreement will be governed by and construed according to the laws of the State of California.

          13.2 ENTIRE AGREEMENT. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

          13.3 SEVERABILITY. If one or more of the provisions in this Agreement are deemed unenforceable by law, then such provision will be deemed stricken from this Agreement and the remaining provisions will continue in full force and effect.

          13.4 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

          13.5 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          13.6 EMPLOYMENT. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

          13.7 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company.


                                          5.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.


Dated:
-----------------------------------     ----------------------------------------
                                        SIGNATURE

                                        ----------------------------------------
                                        (PRINTED NAME)

ACCEPTED AND AGREED TO:

BIEX, INC.


By:                                     6693 Sierra Lane, Suite F
   --------------------------------     Dublin, CA  94568

Title:
      -----------------------------


                                          6.

                                      EXHIBIT A

Biex, Inc.
6693 Sierra Lane, Suite F
Dublin, CA  94568

Gentlemen:

     1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Biex, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

     / /  No inventions or improvements.

     / /  See below:


          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

     / / Due to confidentiality agreements with prior employer, I cannot disclose certain inventions that would otherwise be included on the above-described list.

     / /  Additional sheets attached.

     2. I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto):

     / /  No material.

     / /  See below:

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

          ----------------------------------------------------------------------

     / /  Additional sheets attached.

                                             Date:
-----------------------------------               ------------------------------
Employee


                                      1.